Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-84826, 333-99693 and 333-129949) and on Form S-8 (Nos. 333-59281, 333-64389, 333-78317, 333-64300, 333-103752, 333-120393 and 333-123424) of L-3 Communications Holdings, Inc. and subsidiaries of our report dated March 9, 2006 relating to the financial statements, management’s assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 9, 2006